UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Papa John’s International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement	April 9, 2007

To the Stockholders:

The Annual Meeting of Stockholders of Papa John’s International, Inc. will be held on Thursday, May 10, 2007 at 11:00 a.m. (EDT) at the Company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky, to:

1.              Elect four directors to the Board of Directors;

2.              Ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2007; and

3.              Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 23, 2007, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting. Following the formal items of business to be brought before the meeting, we will discuss our 2006 results and answer your questions. After the meeting, we hope you will join us for a slice of Papa John’s pizza!

Thank you for your continued support of Papa John’s. We look forward to seeing you on May 10.

By Order of the Board of Directors,

John H. Schnatter Founder and Executive Chairman

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1) Visit the Web site noted on your proxy card to vote via the Internet;
(2) Use the toll-free telephone number on your proxy card to vote by telephone;
(3) Sign, date and return your proxy card in the enclosed envelope to vote by mail; or
(4) Attend the meeting in person.

PAPA JOHN’S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky 40269-0900

PROXY STATEMENT

The Board of Directors of Papa John’s International, Inc. (the “Company”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 10, 2007, and at any adjournment or postponement of the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 9, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL
MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of four directors to the Board of Directors and ratification of the selection of the Company’s independent auditor for 2007.

Who is entitled to vote at the Annual Meeting?

The Board has set March 23, 2007, as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 23, 2007, you are entitled to vote at the meeting. As of the record date, 29,972,276 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of the Company’s common stock are entitled to one vote per share. There is no cumulative voting.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company’s bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•       you are present and vote in person at the meeting; or

•       you have properly and timely submitted your proxy as described below under “How can I submit my proxy?”

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How can I submit my proxy”?

How can I submit my proxy?

You can designate a proxy to vote stock you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Two Company officers, Richard J. Emmett and Clara M. Passafiume, have been designated as proxies for the Company’s 2007 Annual Meeting of Stockholders.

If you are a stockholder of record, you can submit a proxy to be voted at the Annual Meeting in any of the following ways:

•       electronically, using the Internet;

•       over the telephone by calling a toll-free number; or

•       by completing, signing and mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce the Company’s mailing and handling expenses. If you are a stockholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper proxy card, please return your signed proxy card promptly to ensure we receive it before the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

How do I vote if I hold shares in the Papa John’s International, Inc. 401(k) Plan?

If you hold shares of the Company’s common stock in the Papa John’s International, Inc. 401(k) Plan, please refer to the voting instructions from the plan’s trustee. Your voting instructions must be received by the plan trustee at least three days prior to the Annual Meeting in order to count.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.

Can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the Annual Meeting only if you obtain and bring to the Annual Meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the Annual Meeting.

If you are a participant in the Company’s 401(k) Plan, you may submit voting instructions as described above, but you may not vote your shares held in the Company’s 401(k) Plan in person at the Annual Meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•       FOR all of the nominees for director; and

•       FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 30, 2007.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular item, your shares will be voted by the proxies as follows:

•       FOR all of the nominees for director; and

•       FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 30, 2007.

Your vote is important. The Company urges you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the Annual Meeting.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

•       by submitting a later-dated proxy by Internet or telephone before the deadline stated on the enclosed proxy card;

•       by submitting a later-dated proxy to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting;

•       by sending a written notice of revocation to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting; or

•       by voting in person at the Annual Meeting.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

The four director nominees who receive the most votes cast at the Annual Meeting in person or by proxy will be elected. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of our independent auditor.

What is householding?

The Securities and Exchange Commission (SEC) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers household our proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact the bank, broker or nominee directly or contact us at P. O. Box 99900, Louisville, Kentucky 40269-0900, Attention Corporate Secretary (502-261-7272). We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered.

Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the stockholders on or about April 9, 2007 concurrently with the mailing of the Company’s 2006 Annual Report to Stockholders. We have also retained the firm of Georgeson, Inc. to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $6,500, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. The Company is soliciting proxies primarily by mail. In addition, the Company’s directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. The Company’s directors, officers and regular employees will receive no additional compensation for these services other than their regular compensation.

CORPORATE GOVERNANCE

Principles of corporate governance that guide the Company are captured in the Company’s Board of Director Committee Charters and the Company’s Code of Ethics and Business Conduct, which are available at www.papajohns.com by first clicking “Investor Relations” and then “Corporate Governance.” (The information on the Company’s website is not part of this Proxy Statement and is not soliciting material.) The principles set forth in those governance documents were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of the stockholders. The Board annually reviews and updates its corporate governance documents in response to evolving “best practices” and the results of annual Board and Committee reviews.

Code of Ethics and Business Conduct

The Company’s Code of Ethics and Business Conduct, which is the Company’s code of ethics applicable to all Directors, managers and employees worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics and Business Conduct relating, among other things, to:

•       violations of the federal securities laws,

•       fraud or weakness in the Company’s accounting, audit or internal controls, financial statements and records, or

•       misconduct by any member of the Company’s senior management.

Any employee, stockholder, or interested party may contact the Company’s General Counsel, or submit a confidential, anonymous report by following procedures established by the Company, approved by the Audit Committee of the Company’s Board of Directors and communicated to team members from time to time. Any employee, stockholder or interested party may also learn about these procedures for reporting issues and concerns by visiting our website at www.papajohns.com, by first clicking “Investor Relations” and then “Corporate Governance.”

Director Independence

The Board of Directors has determined that the following six of the Company’s nine current directors are “independent” as defined by applicable law and NASDAQ listing standards: Ms. Kirtley and Messrs. Barnett, Cole, Guarascio, Hatab, and Street. Each of our Audit, Compensation, and Corporate Governance and Nominating Committees is composed only of independent directors, as identified below under the heading “Committees of the Board of Directors.”

In addition, based on such standards, Wade S. Oney is not independent because he is a Company franchisee and, after stepping down as the Company’s Chief Operating Officer in 2000, continued to serve as a part-time executive business advisor employed by the Company until June 2005; John H. Schnatter is not independent because he is the Executive Chairman of the Company; and Nigel Travis is not independent because he is the President and Chief Executive Officer of the Company. Procedures for assessing director independence are described in detail under the heading “Procedures for Identifying Possible Related Person Transactions.”

On October 17, 2006, Ms. Kirtley, the Chair of the Audit Committee and member of the Compensation Committee, was appointed to the board of directors of U.S. Bancorp. We have a banking relationship with U.S. Bancorp which predated Ms. Kirtley’s appointment to the U.S. Bancorp board of directors, and the Corporate Governance and Nominating Committee and the Board reviewed this relationship and determined that it does not impact Ms. Kirtley’s independence.

Nominations for Directors

Identifying Candidates

The Corporate Governance and Nominating Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board for appointment or nomination to the Company’s stockholders. The Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability, who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders.

The Corporate Governance and Nominating Committee will consider candidates for election to the Board recommended by a stockholder in accordance with the Company’s Certificate of Incorporation, and will do so in the same manner as the Committee evaluates any other properly recommended nominee. Any nomination by a stockholder of a person for election to the Board at an Annual Meeting of Stockholders, or a special meeting of stockholders called by the Board for the purpose of electing directors, must be received at the Company’s principal offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, and must comply with certain other requirements set forth in the Company’s Certificate of Incorporation.

Nominations must be addressed to the Chairman of the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received on a timely basis in order to be considered for the next annual election of directors:

Chairman of the Corporate Governance and Nominating Committee
Papa John’s International, Inc.
c/o Corporate Secretary
P.O. Box 99900
Louisville, Kentucky 40269

Director Qualifications

While the Corporate Governance and Nominating Committee has not established specific qualities or skills for Board of Director candidates, it expects qualified candidates will have high personal and professional integrity and ability, and will be able to contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders.

ITEM 1, ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix from time to time the number of directors within the range of three to fifteen members, and currently the Board size has been set at nine members.

Upon the recommendation of the Corporate Governance and Nominating Committee, Messrs. Barnett, Cole, Street and Hatab have been nominated as directors in the class to serve a term expiring at the 2010 Annual Meeting and until their successors are elected or appointed. The remaining five directors will continue to serve in accordance with their previous election. If nominee John O. Hatab is elected at the 2007 Annual Meeting, the Company intends, promptly after the meeting, to move Mr. Hatab to the class of directors with a term expiring in 2009, which class currently has a vacancy as a result of the death in August 2006 of a long time director, Jack A. Laughery. This move will be undertaken in order to balance the three Board classes as provided for in the Company’s Certificate of Incorporation, pursuant to which each class of directors should be nearly as equal in number as possible. The move will be effected by asking Mr. Hatab to resign and then having the Board immediately reappoint Mr. Hatab to the class having the vacancy. The Board determined to nominate Mr. Hatab for election to the class of directors whose term expires in 2010 as a matter of good corporate governance, in order to allow the Company’s stockholders to have an opportunity to elect Mr. Hatab at the first annual meeting after his appointment to the Board in June 2006. Mr. Hatab’s appointment to the Board in June 2006 was recommended by a third party search firm utilized by the Corporate Governance and Nominating Committee to assist it in identifying and evaluating potential director candidates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Set forth below is information concerning the nominees for election and each director whose term will continue after the 2007 Annual Meeting, and their ages as of the date of this Proxy Statement.

NOMINEES FOR ELECTION TO THE BOARD: TERM EXPIRING IN 2010

Name	Age	Company Position or Office	Director Since
F. William Barnett	59	Director	2003
Norborne P. Cole, Jr.	65	Director	2003
William M. Street	68	Director	2003
John O. Hatab	63	Director	2006

F. William Barnett.   Mr. Barnett retired in 2003 from his position as a director with management consulting firm McKinsey & Company, Inc., an international consulting firm, after 23 years of practice focused on advising and assisting companies with strategic planning, resolving complex organizational issues and implementing operational improvements. Mr. Barnett serves as an Adjunct Professor at Yale University and serves as a director of Eagle Materials, Inc.

Norborne P. Cole, Jr.   Mr. Cole currently serves as Vice Chairman of the Board for Silver Eagle Distributors, L.P. of Houston, Texas, which distributes Anheuser-Busch and other products. He also serves as a director of Randgold Resources Limited, Isle of Jersey, U.K. Mr. Cole retired in 1998 after a 32-year career with the Coca-Cola Company and its bottlers, most recently serving as Managing Director and Chief Executive Officer of Coca-Cola Amatil in Sydney, Australia, and previously as President and Chief Executive Officer of Coca-Cola Bottling S.A. in Paris, France.

William M. Street.   Mr. Street retired in 2003 from Brown-Forman Corporation, a diversified producer of high-quality wines and spirits, having served as its President from 2002 to 2003, its Vice Chairman from 1987 to 2002 and as President and Chief Executive Officer of its division, Brown-Forman Beverages Worldwide, from 1994 through 2003. He remains a director of Brown-Forman Corporation and also serves as Chairman of the Kentucky Horse Racing Authority.

John O. Hatab.   Since 2004, Mr. Hatab has been a Principal of Gotham Capital Associates LLC. From 2001 to 2004, Mr. Hatab was Managing Partner—Business Development of the PricewaterhouseCoopers LLP New York Metro Region. From 1990 to 2001, Mr. Hatab was CEO of the PricewaterhouseCoopers LLP New York Metro Region tax services practice and served as Managing Partner of the firm’s New York office tax practice. He previously served as Managing Partner of the PricewaterhouseCoopers LLP Washington, D.C. area tax services practice. Mr. Hatab is a Certified Public Accountant and serves as a director for General Maritime Corporation and Aegean Marine Petroleum Network, Inc.

DIRECTORS CONTINUING IN OFFICE

Name	Age	Company Position or Office	Director Since
Term Expiring in 2008
Wade S. Oney	45	Director	1999
John H. Schnatter	45	Founder and Executive Chairman of the Board	1990
Nigel Travis	57	Chief Executive Officer, President and Director	2005
Term Expiring in 2009
Philip Guarascio	65	Director	2003
Olivia F. Kirtley	56	Director	2003

Wade S. Oney.   Mr. Oney has been a franchisee of the Company since 1993. From 1995 to 1999, he served as Chief Operating Officer of the Company. From 2000 to 2005, Mr. Oney served as a part-time executive business advisor for the Company, providing advice to the executive leadership team on strategic Company initiatives. From 1992 to 1995, Mr. Oney served as the Company’s Regional Vice President of Southeast Operations. From 1981 to 1992, Mr. Oney held various positions with Domino’s Pizza, Inc.

John H. Schnatter.   Mr. Schnatter created the Papa John’s concept and founded the Company in 1985. He served as Chairman of the Board and Chief Executive Officer from 1990 until April 2005, and as President from 1985 to 1990 and from 2001 until April 2005, at which time he became Executive Chairman of the Company, an executive officer position. Mr. Schnatter continues to chair the Board.

Nigel Travis.   From January 2005 to April 2005, Mr. Travis served as Executive Vice President of the Company and he has served as President and Chief Executive Officer of the Company since April 2005. From 2001 to 2004, he served as President and Chief Operating Officer of Blockbuster, Inc., a global provider of in-home rental and retail movie and game entertainment. From 1994 to 2001, he held various leadership positions at Blockbuster, including Executive Vice President and President, Worldwide Stores Division. From 1985 to 1994, he served in various capacities for Grand Metropolitan PLC (London, England), including leadership positions at Burger King Corporation for five years. Mr. Travis serves as the lead director of The Bombay Company, Inc.

Philip Guarascio.   Since 2000, Mr. Guarascio has been Chairman and Chief Executive Officer of PG Ventures LLC, a marketing consulting firm, and from 2000 to 2006, he served in a senior advisory capacity with the National Football League. Mr. Guarascio retired in 2000 as Vice President, Advertising and Corporate Marketing, of General Motors. He is a director of Arbitron, Inc.

Olivia F. Kirtley.   Ms. Kirtley, a Certified Public Accountant, is a business consultant on strategic and corporate governance issues. She has served in this capacity during the past five years. From 1991 to 2000, Ms. Kirtley held the positions of Vice President and Chief Financial Officer of Vermont American Corporation, an international manufacturer and marketer of power tool accessories. She served as Chairman of the American Institute of Certified Public Accountants from 1998 to 1999. Ms. Kirtley also serves as a director of U.S. Bancorp and ResCare, Inc.

Charles Schnatter, an executive officer and formerly a director of the Company, is the brother of John H. Schnatter. There are no other family relationships among the Company’s directors, executive officers and other key personnel.

Lead Independent Director

The Board of Directors has appointed Norborne P. Cole, Jr. to serve as the lead independent director of the Board. The lead independent director has the following duties and responsibilities, as approved by the Board’s Corporate Governance and Nominating Committee:

•       presides at meetings of the Board when requested to do so by the Executive Chairman;

•       serves as ex officio member of all standing Board Committees;

•       serves formally as liaison between the non-management Board members, the Executive Chairman and the President and Chief Executive Officer;

•       establishes the dates, agendas and schedules for each Board meeting, in consultation with the Chairman and the President and Chief Executive Officer;

•       monitors information sent to the Board for quality, quantity and timeliness and discusses such with the Executive Chairman and President and Chief Executive Officer;

•       has the authority to call sessions of the independent directors, working with other independent directors to establish the agenda for those sessions; and

•       as deemed appropriate by the Board, makes himself available for consultation with and direct communication from stockholders.

Meetings of the Board of Directors

The Board held ten meetings in 2006. Each incumbent director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served during the period of service in 2006.

Meetings of the Non-Employee and Independent Directors

At both the Board and Committee levels, the Company’s non-employee directors meet in regular executive sessions in which members of management do not participate. These sessions typically occur in conjunction with each regularly scheduled Board or Committee meeting. The Company’s independent directors meet in executive session at least annually and typically meet following each scheduled Board meeting.

Annual Meetings of Stockholders

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company’s stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. All of the Company’s directors attended the 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In accordance with NASDAQ listing standards, all of the committees are comprised solely of independent directors. Charters for each committee are available on the Company’s website at www.papajohns.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter of each committee is also available in print to any stockholder who requests it.

Audit Committee

Members:	Olivia F. Kirtley, Chairman F. William Barnett John O. Hatab William M. Street

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries, including the appointment, compensation and retention of the independent auditor, and to oversee the performance of the internal auditing function and the administration of the Company’s Code of Ethics and Business Conduct. See “Code of Ethics and Business Conduct.” The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in this Proxy Statement. The Audit Committee also reviews and approves matters pertaining to possible conflicts of interest and related person transactions. See the discussion under “Approval of Related Person Transactions” below. The responsibilities of the Audit Committee are more fully described in the Committee’s Charter. The Audit Committee met five times during 2006.

As previously noted, each member of the Audit Committee is independent as determined by the Company’s Board of Directors, based upon applicable laws and regulations and NASDAQ listing standards. In addition, the Board has determined that each of Ms. Kirtley and Mr. Hatab is an “audit committee financial expert” as defined by rules of the SEC.

Compensation Committee

Members:	F. William Barnett, Chairman Norborne P. Cole, Jr. Olivia F. Kirtley

The Compensation Committee oversees the Company’s compensation programs and is responsible for overseeing and making recommendations to the Board of Directors regarding the Company’s overall compensation strategies. Specifically, the Compensation Committee reviews and approves annually the compensation of the Company’s senior executive officers, including the named executive officers identified in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” In addition, the Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, and retirement or other material employee benefit plans.

The Committee has the authority to retain compensation consultants, outside counsel and other advisers. Following the Company’s engagement of McDaniel and Associates, a consulting firm, in 2005, the Committee engaged the firm in 2006 to provide focus and support for the design of the Company’s executive compensation programs for 2006. Also during 2006, the Committee engaged Mercer Human Resource Consulting to advise it and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers, and independent directors. See “Compensation Discussion and Analysis” for a description of the Compensation Committee’s use of consultants in 2006.

The Committee reviews and discusses with management the disclosures regarding executive compensation to be included in the Company’s annual proxy statement, and recommends to the Board inclusion of the Compensation Discussion and Analysis in the annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Committee’s Charter. For more information regarding the Committee’s process in setting compensation, please see “Compensation Discussion and Analysis” below. The Compensation Committee met fifteen times during 2006.

Corporate Governance and Nominating Committee

Members:	Norborne P. Cole, Jr., Chairman Philip Guarascio William M. Street

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals for service as directors of the Company and as Board committee members. In addition, the Committee develops and monitors the process for evaluating Board effectiveness and oversees the development and administration of the Company’s corporate governance policies. The Corporate Governance and Nominating Committee recommended the nominations of four directors for election to the Board at the 2007 Annual Meeting.

As provided in its charter, the Corporate Governance and Nominating Committee leads the search for qualified candidates to serve as new directors, evaluates incumbent directors before recommending renomination, and recommends all such approved candidates to the Board for appointment or nomination to the Company’s stockholders. The Corporate Governance and Nominating Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders.

The responsibilities of the Corporate Governance and Nominating Committee are more fully described in the Committee’s Charter. The Committee met eight times during 2006.

Communications with the Board

Stockholders of the Company may communicate with the Board in writing addressed to:

Board of Directors
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 23, 2007 (except as noted otherwise), with respect to the beneficial ownership of common stock by (i) each of the named executive officers identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock.

Directors, Director Nominees and Executive Officers	Number of Shares (1)		Percent of Class (2)
John H. Schnatter	8,357,526	(3)	27.5%
P.O. Box 991339 Louisville, Kentucky 40269
Nigel Travis	721,348	(4)	2.4%
William M. Van Epps	39,926	(5)	*
J. David Flanery	100,340	(6)	*
Michael R. Cortino (7)	9,362	(8)	*
F. William Barnett	33,000	(9)	*
Norborne P. Cole, Jr.	35,000	(10)	*
Philip Guarascio	21,500	(11)	*
John O. Hatab	0		—
Olivia F. Kirtley	45,000	(12)	*
Wade S. Oney	7,192		*
William M. Street	42,834	(13)	*
All directors and executive officers as a group (18 persons, including those named above, except Mr. Cortino)	9,871,082	(14)	31.4%

Other 5% Beneficial Owners	Number of Shares (1)	Percent of Class (2)
FMR Corp. (15)	2,650,000	8.3%
82 Devonshire Street Boston, Massachusetts 02109
Goldman Sachs Asset Management, L.P. (16)	2,163,692	6.8%
30 Hudson Street Jersey City, New Jersey 07302
AXA Financial, Inc. (17)	1,620,412	5.1%
1290 Avenue of the Americas New York, New York 10104

Barclays Global Investors, NA and affiliates (18)	1,845,877	5.8%
45 Fremont Street San Francisco, California 94105

*                        Represents less than one percent of class.

      (1)  Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their shares.

      (2)  Based on 29,972,276 shares outstanding as of March 23, 2007, except as noted otherwise. Shares of common stock subject to currently exercisable options are deemed outstanding for purposes of computing the percentage of class for the person or group holding such options but are not deemed outstanding for purposes of computing the percentage of class for any other person or group.

      (3)  Includes 1,268,052 shares held in a family limited partnership, 113,000 shares held in a 501(c)(3) charitable foundation of which Mr. Schnatter has both voting and investment power, 1,644,196 pledged shares in a margin account and 395,000 shares subject to options exercisable within 60 days.

      (4)  Includes 665,570 shares subject to options exercisable within 60 days. Mr. Travis also holds units deemed invested in 5,493 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

      (5)  Includes 676 shares held indirectly in a 401(k) plan and 37,228 shares subject to options exercisable within 60 days.

      (6)  Includes 93,586 shares subject to options exercisable within 60 days. Mr. Flanery also holds units deemed invested in 8,579 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

      (7)  Mr. Cortino resigned from the Company effective January 28, 2007.

      (8)  Represents 8,960 shares held indirectly in an individual retirement account and 402 shares held indirectly in a 401(k) plan.

      (9)  Includes 17,000 shares subject to options exercisable within 60 days.

(10)  Includes 17,000 shares subject to options exercisable within 60 days.

(11)  Includes 17,000 shares subject to options exercisable within 60 days.

(12)  Includes 17,000 shares subject to options exercisable within 60 days. Ms. Kirtley also holds units deemed invested in 10,000 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(13)  Includes 17,000 shares subject to options exercisable within 60 days.

(14)  Includes 1,440,648 shares subject to options exercisable within 60 days held by all directors and executive officers.

(15)  All information regarding FMR Corp. and its affiliates is based on an amendment to Schedule 13G filed with the SEC on February 14, 2007, by FMR Corp. and Edward C. Johnson 3d. As of December 31, 2006, FMR Corp. and Edward C. Johnson 3d each had sole dispositive power and no voting power over all of the shares indicated. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser, was the beneficial owner of all of the shares indicated, all of which were attributable to Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940.

(16)  All information regarding Goldman Sachs Asset Management, L.P. is based on an amendment to Schedule 13G filed with the SEC on February 6, 2007. As of December 31, 2006, Goldman Sachs Asset Management, L.P. had sole voting and dispositive power over all of the shares indicated.

(17)  All information regarding AXA Financial, Inc. is based on a Schedule 13G filed with the SEC on February 13, 2007, jointly on behalf of AXA Financial, Inc.; AXA (parent company of AXA Financial, Inc.); three French mutual insurance companies, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA,” which as a group control AXA); and their subsidiaries and affiliated entities (collectively, the “AXA Group”). As of December 31, 2006, the AXA Group was the beneficial owner of all of the shares indicated. The AXA Group subsidiaries and affiliated entities were deemed to have voting and dispositive power of the shares as follows: AllianceBernstein L.P., an investment adviser, had sole voting power over 1,420,398 shares, shared voting power over 14,200 shares, sole dispositive power over 1,610,488 shares, and shared dispositive power over 50 shares. AXA Konzern AG had sole voting power over 4,400 shares, and AXA Konzern AG and AXA Rosenberg Investment Management LLC each had sole dispositive power over 4,400 shares. AXA Equitable Life Insurance Company, an insurance company and investment adviser, had sole voting and dispositive power over 1,074 shares. Under the filing, the Mutuelles AXA and AXA declared that the filing was not an admission of beneficial ownership of any securities covered by that Schedule 13G.

(18)  All information regarding Barclays Global Investors, NA and affiliates is based on a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. Barclays Global Investors, NA has sole voting power with respect to 1,030,670 shares of common stock and has sole dispositive power with respect to 1,157,560 shares. Barclays Global Fund Advisors has sole voting and dispositive power with respect to 673,024 shares. Barclays Global Investors, LTD has sole voting and dispositive power with respect to 15,293 shares. Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited have no sole voting power or sole dispositive power with respect to shares of common stock. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is set forth in the table above. The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, United Kingdom. The address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-0012, Japan.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all common stock transactions in 2006, except as follows: Richard J. Emmett, J. David Flanery and Philip Guarascio each reported one transaction late on Form 4 reporting either the acquisition of phantom stock in a deferred compensation plan or a stock option exercise without a sale. Timothy C. O’Hern reported late on separate Form 4s the acquisition of phantom stock in a deferred compensation plan and a stock option grant. Charles Schnatter reported on a Form 4 filed two days late a sale pursuant to his 10b5-1 trading plan. All of the late filings were the result of technical or administrative error.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation philosophy is to promote a “culture of ownership” among our executives by aligning their interests with those of our stockholders. We believe this is best accomplished by:

•       structuring total direct compensation packages that have an appropriate portion that is assured and an appropriate portion that is at risk depending upon corporate and individual performance;

•       paying for performance that achieves a balance of short-term and long-term operational and financial goals and objectives;

•       paying a substantial portion of total compensation to our executive officers in the form of stock-based awards; and

•       requiring that our executives own a designated amount of our stock.

Our executive compensation program consists of the following components: (1) base salary, to provide a secure base of cash compensation, (2) short-term incentives, which may be realized to the extent that organizational and personal performance targets are met, and (3) long-term compensation, consisting of cash awards and stock-based incentives (a combination of time-based and performance-based), to encourage executives to focus on the long-term success and enhanced wealth of the Company and its stockholders.

Compensation Committee

The Compensation Committee of our Board of Directors oversees the Company’s compensation program. The Compensation Committee is composed of three independent directors, as determined under the listing standards of The NASDAQ Stock Market. As provided in its charter, the Compensation Committee is responsible for overseeing and making recommendations to the Board of Directors regarding our overall compensation strategies. Specifically, the Compensation Committee reviews and approves annually the compensation of our senior executive officers (including our named executive officers discussed below). While the full Board reviews and approves annually the corporate goals and objectives for our Chief Executive Officer and Executive Chairman and annually reviews and evaluates their performance in light of the established goals and objectives, the Compensation Committee is responsible for determining the compensation for those individuals.

The Compensation Committee has engaged independent consultants to provide advice and data to support its activities and decisions. McDaniel and Associates, an Atlanta, Georgia-based consulting firm initially engaged by Company management in August 2005, and later working under the direction of the Compensation Committee, supported the design of the Company’s 2006 executive compensation programs, primarily focusing on the short-term and long-term incentive programs for Company executives and non-management directors. In 2006, the Compensation Committee directly engaged Mercer Human Resource

Consulting to advise the Committee and support its activities and decisions. Mercer was instructed to provide market studies of the competitiveness of all components of our compensation program for the Company’s senior executives, including the named executive officers, and non-management directors.

Several of our senior executives, including certain named executive officers, play a role in the design and administration of our compensation programs. Nigel Travis, our President and Chief Executive Officer, annually recommends compensation adjustments and grants for all senior executives, including the named executive officers, other than Executive Chairman, John H. Schnatter, and himself. In addition, Mr. Travis provides direction for plan development consistent with our overall philosophy and objectives, reviews proposals and approves all materials prepared by management for presentation to the Compensation Committee. In 2006 and in prior years, management primarily developed and presented program proposals to the Compensation Committee for approval under the direction of Richard Emmett, our Senior Vice President, General Counsel and Secretary (SVP & GC) who had oversight responsibility for the human resources function until the hiring of our Senior Vice President of People (SVP People), Peter McCue, who joined the Company in October 2006. David Flanery, our Chief Financial Officer, assists Mr. Travis, the SVP People and the SVP & GC in presentations to the Compensation Committee, but he does not make recommendations or otherwise advise the Compensation Committee with respect to compensation paid to executive officers.

Benchmarking

Since the market for executive talent is competitive in our industry, our total direct compensation (base pay plus short-term incentives plus long-term incentives) was benchmarked by the Compensation Committee for 2006. Specifically, total direct compensation, base salary, total cash (base salary plus bonuses and short-term incentives) and long-term incentive values were measured against the following peer group:

Applebee’s	Darden Restaurants	RARE Hospitality
Bob Evans Farms	IHOP	Ruby Tuesday
Brinker	Jack In The Box	Ryan’s Restaurant Group
California Pizza Kitchen	O’Charley’s	Sonic
CBRL Group	OSI Restaurant Partners	Steak n Shake
The Cheesecake Factory	Panera Bread	Wendy’s
CKE Restaurants	P.F. Chang’s

The Compensation Committee selected this peer group, based on input from Mercer Human Resource Consulting, because it believes that we share many distinguishing characteristics with these companies, including a common industry, similar market capitalization and/or certain other financial criteria. The composition of this peer group is reviewed annually in light of changes in the industry.

In general, the Compensation Committee targets total direct compensation at the median for the peer group. However, on an individual basis, a named executive officer’s compensation is tailored to the individual’s performance, scope of responsibilities, depth and breadth of overall leadership experience, regional variations in compensation and cost of living, and the importance of the position to our strategies.

Elements of Compensation

Our principal focus is on total direct compensation, including a portion that is assured and a portion that is at risk. To achieve these objectives, the compensation paid to our named executive officers for 2006 consisted of base salary, short-term incentive cash compensation and long-term incentive compensation in the form of performance-based cash and stock awards and service-based stock option grants.

Base Salary

We offer what we believe to be competitive base salaries to our named executive officers. We pay a base salary to attract talented executives and provide a secure base of cash compensation. Annual increases, typically determined in February of each year, are not assured and adjustments to base salary compensation take into account subjective factors such as the executive’s performance during the prior year, responsibilities, and experience, as well as the external competitive factors described under “Benchmarking” above. In 2006, the average salary increase for the named executive officers was 4.5%.

Short-Term Incentive Compensation

Our short-term incentive plans for our named executive officers are intended to drive short-term (typically one year) operating and financial results deemed crucial to our long-term success. There are three plans:

•       the Management Incentive Plan (MIP)

•       the Domestic Operations Incentive Plan

•       the Domestic Operations Profit Sharing Plan (Profit Sharing)

Awards under the MIP and the Domestic Operations Incentive Plan are paid in cash based on the achievement of pre-determined performance metrics. The actual amounts of awards are based on annual performance measured at the end of the fiscal year. In 2006, the primary performance metrics of the MIP were consolidated corporate operating income excluding the impact of consolidation of the franchisee-owned BIBP Commodities, Inc. cheese purchasing entity (BIBP), domestic system-wide comparable sales (average same-store, year-over-year sales), an industry standard used to measure company growth, and domestic system-wide comparable transactions. The performance metrics for the Domestic Operations Incentive Plan were the same except earnings for the U.S. domestic restaurant business was used instead of consolidated corporate operating income. If performance was achieved for all metrics at target, the plans would fund an award pool equal to 100% (an amount designated by the Compensation Committee near the beginning of the incentive period). In 2006, the incentive awards at 100% of target (expressed as a percentage of base salary) for each named executive officer were as follows:

Named Executive Officer	Short-Term Target Incentive Awards (% of Base Salary)
Nigel Travis	100%
J. David Flanery	50%
John H. Schnatter	75%
William M. Van Epps	75%
Michael R. Cortino	50% + U.S. Domestic Operations-based Profit Sharing

For 2006, these plans were uncapped, meaning that achievement of performance levels in excess of target would have resulted in a greater award pool without limitation. For 2007, these plans may not exceed 220%. In 2007, the primary performance metrics of the plans are the same performance metrics as 2006. The Compensation Committee reserves the right to amend or discontinue these plans at any time.

Once the final award pool is established, it is divided into two portions. Eighty percent of the award pool is distributed by formula, considering each participant’s short-term target incentive level. The remaining twenty percent is then distributed based upon a manager’s assessment of each participant’s individual performance relative to their peers. This results in an allocation process that is cost neutral to us but provides flexibility in tailoring grants to individuals according to their achievements against individual objectives and annual corporate goals. In determining the targets and the target incentive awards for 2006, the Compensation Committee considered the benchmarking analysis outlined above. Actual 2006 results funded an award pool equal to 72.66% of the target award pool.

The Senior Vice President, Domestic Operations, Mr. Cortino (who resigned effective January 28, 2007), also participated in our Profit Sharing plan which yields 3.33% of all profits from domestic restaurant operations in excess of budget. Mr. Travis has the latitude to reduce this payment by up to one-third based on a review of the market conditions encountered, the resulting degree of difficulty associated with the achieved performance or other appropriate factors in his sole discretion. For 2006, Mr. Cortino was awarded $107,800 under this plan.

Long-Term Incentive Compensation

In 2006, our long-term incentive awards consisted of the three components described below. The determination of annual grant value levels is a function of a number of factors considered by the Compensation Committee, including market competitiveness (described above), level of position within the organization, significance of the individual to the Company’s strategy and success, and total direct compensation of the named executive officer. The total grants may not exceed the number of shares that remain available for grant under our equity incentive plan.

Stock Options.   We believe stock options serve three of our objectives. First, they are inherently performance-based as their value only increases if the market price of our common stock increases, thereby aligning the interests of our executives with the interests of our stockholders. Second, stock options provide long-term compensation to our named executive officers in the form of additional equity, thus further building a culture of ownership among our executives. Third, stock options, especially in a period of a rising Company stock price, can be a strong executive retention tool. Beginning with stock option grants in 2005, we require named executive officers to hold any after-tax gain in the form of shares of our common stock realized upon exercise of stock options for additional periods of time. We established the holding periods both to encourage ownership as well as to separate the decision to exercise an option from the realization of profit through the exercise. We believe that the required holding periods after exercise encourage executives to accumulate an ownership position to strengthen the linkage between the interests of the executives and the stockholders. See our “Stock Ownership/Retention Guidelines” below for more information on this holding period policy and our policy on stock ownership generally.

In 2006, Mr. Travis recommended, and the Compensation Committee approved, an allocation of a pool of options among all senior vice presidents. The 2006 annual equity grants were made at the meeting of the Compensation Committee just prior to the 2006 annual meeting of our stockholders. In December 2006, the Compensation Committee adopted a policy, beginning in 2007, for making the annual executive equity grants at the Compensation Committee meeting just prior to the annual meeting. Under this policy, the date of grant is the date of Compensation Committee approval of the award. This policy was implemented to provide greater definition and controls for the annual equity grant process. The exercise price of each stock option awarded is the closing price of our common stock on The NASDAQ Stock Market on the date of grant. We do not have a program, plan or practice of timing our stock option or other equity grants in coordination with the release of material non-public information.

Performance-Based Restricted Shares.   In 2006, we awarded grants of performance-based restricted stock to our named executive officers except for Mr. Travis, whose long-term incentive compensation is established in his employment agreement discussed below. These performance-based restricted shares are intended to focus participants on our long-range objectives, while at the same time serving as a retention mechanism. The shares awarded in 2006 have a three-year cliff vesting period ending in April 2009, with vesting based upon the Company’s achievement of compounded annual growth rate (CAGR) of consolidated corporate operating income from continuing operations (excluding the impact of the consolidation of variable interest entities, most significantly BIBP, and adjusted to eliminate the impact of the 53rd week of operations in 2006) over the period 2006 through 2008, as follows:

Operating Income CAGR (as defined above)	Award as % of Target
12% or more	100%
10%	50%
5%	33%
Below 5%	No Award

Any percentage between the percentage goals will be prorated on a straight-line basis, as finally determined by the Compensation Committee. Upon vesting, the restrictions will be lifted.

Performance Units.   Performance units are designed to reward our named executive officers for achieving superior company performance, in this case as measured against a peer group of companies. Performance units are denominated and awarded as a set number of units of our common stock, but are paid to the executive in cash, based on the Stock Price at End of Period as defined below.

The performance period is three years from the effective date of grant and is based on our total shareholder return (TSR) measured against the total shareholder returns of a defined peer group, as set forth below. New performance periods begin annually, subject to the discretion of the Compensation Committee.

For purposes of the performance unit payout determination, TSR is defined as:

Stock Price at End of Period + Dividends Per Share Paid During Period
Stock Price at Beginning of Period

The “Stock Price at End of Period” is defined for the Company as the average of the closing prices of our common stock as reported by The NASDAQ Stock Market over the fifteen trading days immediately preceding the end of the three-year performance period. Similarly, the “Stock Price at Beginning of Period” is defined for the Company as the average of the closing prices of our common stock as reported by The NASDAQ Stock Market over the fifteen trading days immediately preceding the commencement of the three-year performance period. Stock prices for peer group companies are based upon the closing prices of their common stocks on their respective exchanges on the specific beginning and ending dates of the three-year performance period.

Based on our TSR performance compared to the peer group, named executive officers have the opportunity to earn more or fewer performance units. Actual payments will be made in cash at the end of the performance period, based on the Stock Price at End of Period, as defined above for the Company’s stock.

For the performance unit awards granted in 2006, the performance/award relationship is as follows:

Relative TSR	Percent of Target Paid(1)
<40th percentile	0%
40th percentile	50%
50th percentile	100%
≥ 75th percentile	200%

(1)        Performance results between the described percentile goal result in payouts calculated using straight-line interpolation.

The companies in the defined peer group for purposes of the performance unit payout determination were selected by the Compensation Committee based on information provided by Hewitt Associates in 2004.  The selection was made based on the Compensation Committee’s determination of our competitors for capital investment from investors seeking returns from companies in the quick service restaurant industry. As discussed above, when determining compensation, we benchmark companies of a similar size whose management team may have a similar scope and level of responsibility. However, the peer group considered for purposes of our performance unit program includes all publicly held restaurant companies listed on The NASDAQ Stock Market and NYSE at the time of grant. The 2006 peer group is composed of the following companies:

Applebee’s	Jack in the Box
BJ’s Restaurants	Krispy Kreme Doughnuts
Bob Evans Farms	Landry’s Restaurants
Brinker	McDonald’s
BUCA	O’Charley’s
Buffalo Wild Wings	OSI Restaurant Partners
California Pizza Kitchen	Panera Bread
CBRL Group	P.F. Chang’s
CEC Entertainment	RARE Hospitality
Champps Entertainment	Red Robin Gourmet Burgers
The Cheesecake Factory	Ruby Tuesday
CKE Restaurants	Sonic
Darden Restaurants	Steak n Shake
Domino’s Pizza	Wendy’s
Famous Dave’s of America	Yum! Brands
IHOP

Due to the issues involved with variable accounting and the expense estimates that must be made on a quarterly basis for financial statement purposes, the Compensation Committee is currently considering the elimination of this component and increasing the use of stock options and performance-based restricted stock.

Long-Term Incentive Compensation of Mr. Travis.   We entered into a five-year employment agreement with Mr. Travis on January 31, 2005, which sets forth his long-term incentive awards. Under that agreement, the Company agreed to grant Mr. Travis options to purchase 400,000 shares of our common stock at $16.085, the closing price on the date of the grant (all adjusted for a two-for-one stock split effective in January 2006). A portion of those options, for the purchase of 165,570 shares, were awarded outside our 1999 Team Member Stock Ownership Plan (1999 Plan), as allowed under NASDAQ rules applicable to options granted as an “inducement” to employment. The options for all 400,000 shares, including the inducement portion, vested on January 31, 2007, and have a term ending January 31, 2010. The agreement also provides for an annual grant (prorated for 2005) of options to purchase 170,000 shares, an additional annual grant of up to 40,000 stock options, representing two times the number of shares of our common stock purchased or owned by Mr. Travis and designated under the Company’s executive incentive compensation program, and an annual award of 20,000 performance units. Under the agreement, the Company provided Mr. Travis with the one-time right in 2005, in lieu of receiving a matching stock option grant in 2006 and 2007, to receive 120,000 stock options, representing two times the number of shares of the Company’s common stock purchased or owned by

Mr. Travis and designated under the executive incentive compensation program. In 2005, Mr. Travis received 109,736 stock options under this matching portion of his agreement. All shares received upon exercise of stock options awarded under the employment agreement, net of payment of option price and applicable taxes, commissions and fees, must be held for at least one year following exercise.

Degree of Difficulty of Target Achievement

We derive targets for metrics in all components of the performance-based compensation program, except for performance units, from the Board-approved budget and operating plan. Each performance metric target reflects the expected operational outcomes based on the successful execution of the operating plan and the achievement of related Board-approved goals. While we believe that these target metrics are achievable, we do not believe that the targets can be achieved by simply maintaining the business or without superior performance by the named executive officers. As an example, for 2003 through 2006, the MIP paid the following awards (expressed as percentages of the target award pool):

Plan Year	MIP Award as % of Target
2006	72.66%
2005	120.65%(1)
2004	5.80%
2003	0.00%

(1)         For 2005, actual performance metrics yielded a 100.14% award to which the Compensation Committee added $521,000 based upon the Company’s financial and operational performance, achievement of key strategic initiatives and a transition of the Chief Executive Officer role.

Deferred Compensation Plan

For 2006, our nonqualified deferred compensation plan was available to employees with a minimum base salary of $80,000 or employees eligible to participate in the MIP, including our named executive officers. For 2007, eligibility for participation in the nonqualified deferred compensation plans was narrowed to include a select group of management or highly compensated employees within the meaning of ERISA and who have been specifically designated as eligible to participate by our Chief Executive Officer or another officer authorized to make those determinations. Any active participants not qualifying under the new guidelines were “grandfathered” into the program. Participants can defer income from base salary (up to 100%) and short-term incentive award payments (up to 100%) into a deferred compensation plan that offers deemed investments in certain mutual funds or our common stock. We do not contribute to participants’ accounts in the deferred compensation plan but we do pay certain administrative costs of the plan. We chose to adopt this plan as it benefits the participants and contributes to the attractiveness of our overall compensation program with minimal cost to us. For more information on our deferred compensation plan, see the “Nonqualified Deferred Compensation” table and accompanying narrative below.

Stock Ownership/Retention Guidelines

Stock ownership by our named executive officers is a key component of our compensation objectives and fosters our culture of ownership. We believe that executive ownership of our stock demonstrates to other investors that our executives have a significant stake in the Company and its future. As a result, the Compensation Committee established stock ownership guidelines as set forth below:

Level	Ownership Guideline as a Multiple of Base Salary
Executive Chairman, Chief Executive Officer	5.0×
President, USA; President, International	3.0×
Key Staff and Business Unit Executives	1.5×
Other Key Positions	1.0×

Stock ownership below the level of vice president is strongly encouraged but not required. Non-management directors are required to achieve an ownership level of five times their annual retainer (for additional details, see “Director Compensation”).

Specifically applied to the named executive officers, the ownership guidelines are:

NEO	Title	Guideline (x)	Guideline ($)
Nigel Travis	President and Chief Executive Officer	5x	$3,800,000
J. David Flanery	Senior Vice President, Chief Financial Officer and Treasurer	1.5x	$600,000
John H. Schnatter	Founder and Executive Chairman	5x	$3,000,000
William M. Van Epps	President, USA	3x	$1,545,000
Michael R. Cortino	Former Senior Vice President, Domestic Operations	1.5x	$509,850

The named executive officers have five years from the action triggering the ownership requirement to achieve the ownership level, with annual progress as follows:  Year 1 - 10%; Year 2 - 25%; Year 3 - 45%; Year 4 - 70%; Year 5 - 100%. The time frame “resets” if an officer changes participant levels. In this case, the higher of the previous guideline amount or the new guideline amount (with the time frame reset) will apply.

Ownership levels at any particular time are calculated based on the purchase price of shares owned or the actual price on the measurement date, whichever is higher. The following are considered to be valid sources of ownership for measurement purposes:

•       All stock personally or otherwise beneficially owned directly

•       All stock equivalent units held in the nonqualified deferred compensation plan

•       All stock held in a 401(k) account or other qualified retirement account, such as an IRA

•       Net value (gross sale price, less option exercise price) of shares subject to vested, but unexercised, stock options

The Compensation Committee reviews the Stock Ownership Guidelines on an annual basis when considering any annual equity grant. The Compensation Committee reviewed and revised the current guidelines in 2006 to reflect changes in the Company’s organizational structure. At that time, an ownership multiple of three times base salary was established for the President, USA and President, International positions.

The first annual ownership review will occur in conjunction with the annual consideration of any broad-based equity grants in 2007, to be conducted at the meeting of the Compensation Committee just prior to the 2007 Annual Meeting of Stockholders, in accordance with policy. Prior to this regular review, the Compensation Committee has been kept apprised of ownership level achievements through periodic reports shared during Compensation Committee meetings.

Beginning with option grants in 2005, all individual option agreements require that a holding period apply to shares of our common stock acquired upon exercise of stock options (net of exercise price, taxes and fees). This holding period was established to both encourage ownership as well as to separate the decision to exercise an option from the realization of profit through the exercise. Stock options granted in 2005 have a one-year holding period while stock options granted in 2006 have a three-month holding period, with the exception of Mr. Travis, who has a one-year holding requirement on all shares received upon the exercise of stock options awarded pursuant to his employment agreement. The holding period was reduced to minimize the incentive for a participant to terminate employment to accelerate receipt of any profits from exercise, and to minimize any financial burden of multiple ownership requirements.

Tax and Accounting Policies

Deductibility of compensation expense under IRC Section 162(m) has not been a material consideration for our Compensation Committee to date due to the levels and types of compensation we pay. However, in the future, we expect IRC Section 162(m) deductibility will play a greater role if compensation expenses regularly begin to exceed $1,000,000 for our most highly compensated executives.

Effective at the beginning of fiscal 2002, we elected to expense the cost of employee stock options in accordance with the fair value method contained in SFAS No. 123, “Accounting and Disclosure of Stock-Based Compensation.” We recorded stock-based compensation expense of $4.5 million in 2006, $2.4 million in 2005 and $2.1 million in 2004. As a result, the expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program design.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in this Proxy Statement.

COMPENSATION COMMITTEE

F. William Barnett, Chairman
Norborne P. Cole, Jr.
Olivia F. Kirtley

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(6)	Total ($)
Nigel Travis(7)	2006	754,231	—	—	1,962,428	552,216	—	3,300	3,272,175
President and Chief
Executive Officer
J. David Flanery	2006	394,231	—	10,912	110,929	156,256	-—	2,275	674,603
Senior Vice President,
Chief Financial Officer and
Treasurer
John H. Schnatter	2006	595,231	—	46,327	252,005	305,390	—	—	1,198,953
Founder and Executive
Chairman
William M. Van Epps	2006	512,116	—	7,415	104,474	274,519	—	22,746	921,270
President, USA (8)
Michael R. Cortino	2006	337,996	—	7,415	91,981	233,437	—	—	670,829
Former Senior Vice
President, Domestic
Operations

(1)             Pursuant to SEC reporting requirements, the named executive officers did not receive payments that would be classified as “bonus” payments for the fiscal year ended December 31, 2006.

(2)             The amounts in the Stock Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), related to performance-based restricted shares granted in 2006, the first year of the program, other than the exclusion of any estimates of forfeitures relating to service-based vesting. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

(3)             The amounts in the Options Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), related to stock options granted in and prior to 2006, other than the exclusion of any estimates of forfeitures relating to service-based vesting. Assumptions used in the calculation of this amount are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

(4)             The amounts in the Non-Equity Incentive Plan Compensation column are payments earned by the named executive officer based on performance for the fiscal year ended December 31, 2006 as determined by the Compensation Committee at its February 21, 2007 meeting pursuant to the  MIP and, to the extent not deferred by the executive, were paid on March 9, 2007, with the exception of Mr. Cortino. On January 27, 2007, we entered into a Separation and General Release Agreement pursuant to which Mr. Cortino resigned as an officer of the Company, effective January 28, 2007. The agreement provided for a lump sum payment of $233,437 to Mr. Cortino, representing his 2006 performance bonus payment, which consisted of the following: $29,637 under the MIP; $96,000 under the Domestic Operations Incentive Plan; and $107,800 Profit Sharing.

(5)             No values from the performance unit grants made to named executive officers in 2005 and 2006 are included in the Non-Equity Incentive Plan Compensation column since these are three-year, performance-based incentive plans, resulting in cash awards being made based on the achievement of performance against a peer group of companies at the end of the three-year period. Therefore, the final awards, if any, under those grants will not be determined until the conclusion of the 2007 and 2008 fiscal years, respectively, and will be reported at such time.

(6)             Amounts in the All Other Compensation column represent the amount of the Company’s matching contribution to the named executive officer’s account in the Company’s 401(k) Plan, and, in addition, for Mr. Van Epps, a payment to him of

$20,000 on August 16, 2006, as provided in his employment agreement discussed below, for the purchase of additional disability insurance due to our group coverage limitations.

(7)             On January 31, 2005, the Company entered into an employment agreement with Mr. Travis for a term of five years, unless terminated earlier in accordance with its provisions. The agreement provided for base annual salary of $730,000, and bonus targeted at 100% of salary, with a maximum payout of 190% of salary. The Compensation Committee increased Mr. Travis’ base annual salary by 4.1%, to $760,000 effective March 6, 2006, as a result of the annual merit review process. The Compensation Discussion and Analysis above includes a description of Mr. Travis’ long-term incentive awards provided for under the employment agreement. The employment agreement provides for other standard benefits offered by the Company to its employees from time to time, plus a lump sum payment in 2005 of $175,000 for reimbursement of moving expenses, plus a gross-up to cover income taxes on that amount, in connection with the relocation of Mr. Travis to the Louisville, Kentucky area.

(8)             On May 11, 2006, the Company announced the promotion of Mr. Van Epps to the newly created position of “President, USA” concurrently with the approval of his new employment agreement. Mr. Van Epps’ employment agreement provides for a term continuing through October 18, 2007, unless terminated earlier in accordance with its terms. The agreement provides for a base annual salary of $515,000 and eligibility for payments under the terms and conditions of our short-term and long-term incentive compensation programs, as well as other standard benefits offered by the Company to its employees from time to time, provided that Mr. Van Epps will be entitled to five weeks of vacation annually. The agreement also provides for reimbursement of expenses not to exceed $130,000, plus a gross-up to cover income taxes on that amount, in connection with the relocation of Mr. Van Epps’ primary residence from the Lexington, Kentucky area to the Louisville, Kentucky area, under certain conditions. The conditions were not met and this provision expired in November, 2006.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards made by the Company to each of its named executive officers during the fiscal year ended December 31, 2006.

									Other
									Option	Equity	Grant
									Awards:	Exercise	Date Fair
			Estimated Possible			Estimated Future			Number of	or Base	Value of
			Payouts Under Non-			Payouts Under Equity			Securities	Price of	Stock and
			Equity Incentive Plan Awards (1)			Incentive Plan Awards (2)			Underlying	Option	Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($) (4)
Nigel Travis (5)	(1-A)		—	760,000	—	—	—	—	—	—	—
	4/19/2006	(1-C)	326,500	653,000	1,306,000	—	—	—	—	—	—
	4/19/2006		—	—	—	—	—	—	170,000	32.65	1,521,392
J. David Flanery	(1-A)		—	200,000	—	—	—	—	—	—	—
	4/19/2006	(1-C)	40,910	81,821	163,642	—	—	—	—	—	—
	4/19/2006		—	—	—	496	1,504	—	—	—	49,106
	4/19/2006		—	—	—	—	—	—	17,544	32.65	157,008
John H. Schnatter	(1-A)		—	450,000	—	—	—	—	—	—	—
	4/19/2006	(1-C)	104,235	208,470	416,941	—	—	—	—	—	—
	4/19/2006		—	—	—	2,107	6,385	—	—	—	208,470
	4/19/2006		—	—	—	—	—	—	25,542	32.65	228,585
William M. Van Epps	(1-A)		—	386,250	—	—	—	—	—	—	—
	4/19/2006	(1-C)	55,603	111,206	222,412	—	—	—	—	—	—
	4/19/2006		—	—	—	337	1,022	—	—	—	33,368
	4/19/2006		—	—	—	—	—	—	17,028	32.65	152,390
Michael R. Cortino	(1-A)		—	50,985	—	—	—	—	—	—	—
	(1-B)		—	118,965	—	—	—	—	—	—	—
	4/19/2006	(1-C)	27,801	55,603	111,206	—	—	—	—	—	—
	4/19/2006		—	—	—	337	1,022	—	—	—	33,368
	4/19/2006		—	—	—	—	—	—	9,365	32.65	83,811

(1)                The amounts in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns represent (A) plan awards pursuant to our annual MIP for the period commencing January 1, 2006; (B) plan awards pursuant to our annual Domestic Operations Incentive Plan for the period commencing January 1, 2006 for Mr. Cortino; and (C) a grant of performance units pursuant to our long-term incentive award program. In the table above, in the applicable row, plan awards pursuant to the MIP are noted as footnote “1-A”, plan awards pursuant to the Domestic Operations Incentive Plan are noted as footnote “1-B”, and plan awards of performance units are noted as footnote “1-C.” Awards under the MIP can be reduced from “Target” down to $0, depending upon the Company’s performance. Performance units are based on a “Target” grant denominated in shares of Company common stock but the final award may be interpolated between a “Threshold” of 50% of “Target” and a “Maximum” of 200% of “Target.” The final award under the performance units is made in cash based on the “Stock Price at End of Period,” as defined in “Compensation Discussion and Analysis” above. For the performance units, “Threshold,” “Target” and “Maximum” values in the columns are estimates that were calculated using a common share price of $32.65, the price on April 19, 2006, the date of grant. Performance unit grants for 2006, denominated in shares of Company common stock, were: Mr. Travis, 20,000; Mr. Flanery, 2,506; Mr. Schnatter, 6,385; Mr. Van Epps, 3,406; and Mr. Cortino, 1,703. The performance units are issued pursuant to our 1999 Plan. For more information on the performance unit awards, see “Compensation Discussion and Analysis” above.

(2)                The amounts in the Estimated Future Payouts Under Equity Incentive Plan Awards represent grants of performance-based restricted stock, issued pursuant to our 1999 Plan. The “Target” award is also the maximum number of shares that a participant may receive. The ultimate award size will be determined as discussed in “Compensation Discussion and Analysis” above. In the event that the Company were to pay dividends to holders of its common stock, recipients of the performance-based restricted stock would have the right to deferred dividends until the restrictions lapse. The 2006 restricted stock grant vests on April 19, 2009 (three years after the date of grant).

(3)                The 2006 stock option grants, made under the 1999 Plan, cliff vest on April 19, 2008 (two years after the date of grant).

(4)                The amounts in the Grant Date Fair Value of Stock and Option Awards column represent the full grant date fair value of each stock option award ($8.95 per option) and performance-based restricted share target award ($32.65 per restricted share), as computed in accordance with SFAS 123(R).

(5)                Mr. Travis’ 2006 awards were determined by his January 31, 2005 employment agreement, which sets forth the percentage of his base salary that will represent his MIP target, the number of stock options to be awarded and the cash value for his performance unit award at “Target.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at 2006 fiscal year-end for the Company’s named executive officers.

	Option Awards				Stock Awards
					Equity Incentive	Equity Incentive
					Plan Awards:	Plan Awards:
					Number of	Market or Payout
					Unearned Shares,	Value of Unearned
					Units or Other	Shares, Units or
	Number of Securities		Exercise	Expiration	Rights that Have	Other Rights That
	Underlying Unexercised Options		Price	Date	Not Vested	Have Not Vested
Name	(#) Exercisable	(#) Unexercisable	($)	($)(1)	(#)(2)(3)	($)(4)
Nigel Travis	—	234,430	16.09	1/31/2010	—	—
	—	165,570	16.09	1/31/2010	—	—
	—	265,570	17.98	3/15/2010	—	—
	—	170,000	32.65	4/19/2011	—	—
J. David Flanery	19,602	—	11.28	2/16/2011	—	—
	35,000	—	11.81	12/23/2009	—	—
	10,000	—	15.19	12/17/2007	—	—
	—	18,984	17.98	3/15/2010	—	—
	10,000	—	19.56	12/15/2008	—	—
	—	2,764	20.00	6/3/2010	—	—
	—	1,824	24.55	9/8/2010	—	—
	—	17,544	32.65	4/19/2011	496	14,389
John H. Schnatter	40,000	—	11.28	2/16/2011	—	—
	70,000	—	11.81	12/23/2009	—	—
	200,000	—	15.19	12/17/2007	—	—
	—	75,000	17.98	3/15/2010	—	—
	10,000	—	19.56	12/15/2008	—	—
	—	25,542	32.65	4/19/2011	2,107	61,124
William M. Van Epps	12,000	—	12.73	9/24/2011	—	—
	—	634	13.94	3/28/2012	—	—
	2,538	—	13.94	3/28/2012	—	—
	—	514	16.70	6/28/2012	—	—
	2,056	—	16.70	6/28/2012	—	—
	—	20,000	17.98	3/15/2010	—	—
	—	1,076	20.00	6/3/2010	—	—
	—	17,028	32.65	4/19/2011	337	9,776
Michael R. Cortino(5)	56,000	—	12.56	5/22/2010	—	—
	—	6,204	17.98	3/15/2010	—	—
	—	18,924	20.00	6/3/2010	—	—
	—	280	24.55	9/8/2010	—	—
	—	9,365	32.65	4/19/2011	337	9,776

(1)             The following table lists the vesting dates for all unexercisable stock options based on their corresponding expiration date:

Expiration Date	Vesting Date
1/31/2010	1/31/2007
3/15/2010	3/15/2007
6/3/2010	6/3/2007
9/8/2010	9/8/2007
4/19/2011	4/19/2008
3/28/2012	3/28/2007
6/28/2012	6/28/2007

(2)             Unearned and unvested performance-based restricted shares vest, if at all, on April 19, 2009. The ultimate award size will be determined in accordance with the 1999 Plan as discussed in the Compensation Discussion and Analysis section.

(3)             The number of performance-based restricted shares reported is based upon achieving threshold level performance since, although the plan was implemented in 2006, from a historical perspective, the compounded annual growth rate in operating income for the three-year period ending in 2006 did not reach current plan threshold level.

(4)             Value determined by multiplying the threshold number of performance-based restricted shares by the closing market price of our common stock on December 29, 2006, $29.01.

(5)             As described in “Change in Control and Termination Payments” below, Mr. Cortino separated from the Company on January 28, 2007 and as a result his unvested stock awards terminated (none of which vested subsequent to December 31, 2006 through January 28, 2007).

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised by our named executive officers during the 2006 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Nigel Travis	—	—	—	—
J. David Flanery(2)	30,398	574,105	—	—
John H. Schnatter	150,000	3,028,170	—	—
William M. Van Epps	8,000	126,473	—	—
Michael R. Cortino	84,000	1,141,462	—	—

(1)         Value realized calculated based on the difference between the market price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2)         All 30,398 shares acquired upon exercise of options by Mr. Flanery were sold pursuant to a 10b5-1 trading plan. No other named executive officers exercised options or sold shares utilizing a trading plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Nigel Travis	185,866	—	26,675	—	763,460
J. David Flanery	236,180	—	79,176	—	1,410,881
John H. Schnatter (1)	—	—	163,266	—	1,182,830
William M. Van Epps	—	—	—	—	—
Michael R. Cortino	33,800	—	5,795	—	221,561

(1)         Although Mr. Schnatter did not participate in the Nonqualified Deferred Compensation Plan in 2006, contributions from prior years resulted in the earnings in the Aggregate Earnings in Last Fiscal Year column.

(2)         The amounts in the Executive Contributions in Last Fiscal Year column represent amounts disclosed in the Summary Compensation Table above, as follows: (i) for Mr. Travis, $75,423 of salary and $110,443 of 2006 annual incentive compensation;

(ii) for Mr. Flanery, $197,116 of salary and $39,064 of 2006 annual incentive compensation; and (iii) for Mr. Cortino, $33,800 of salary.

(3)         The amounts in the Aggregate Balance at Last Fiscal Year End column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements or in note (2) above.

For 2006, our nonqualified deferred compensation plan was available to all of our employees with a minimum base salary of $80,000 or eligible to participate in the MIP, including our named executive officers. For 2007, eligibility for participation in the deferred compensation plan was narrowed to include a select group of management or highly compensated employees within the meaning of ERISA and who have been specifically designated as eligible to participate by the Chief Executive Officer of the Company or another officer authorized to make those determinations. Any active participants not qualifying under these new guidelines will be “grandfathered” into the plan.

Participants can defer income from base salary (up to 100%) and annual incentive award payments (up to 100%) into the plan. For benchmarking purposes, the non-qualified plan provides that the deferral accounts will be deemed to be invested in one or more publicly traded mutual funds or our common stock. Participants select the deemed investments, which can be changed on a daily basis, and participants can change the amount to be deferred once per calendar year, generally in December. We do not contribute to participants’ accounts in the deferred compensation plan, but do pay certain administrative costs of the plan.

Change in Control and Termination Payments

We have no pre-determined executive severance or change in control programs applicable to our named executive officers beyond those provided generally to our salaried employees or as provided with respect to vesting in our equity plans, as generally described below, and in employment agreements with Mr. Travis and Mr. Van Epps. In addition, Mr. Cortino separated from the Company in January 2007, and his severance package is described below.

Equity Plan Provisions

Under the terms of our 1999 Plan and our 1993 Stock Ownership Incentive Plan (1993 Plan), upon a change in control (as defined below), (i) any then outstanding stock options held by participants will become fully vested and immediately exercisable; (ii) any restrictions and other conditions pertaining to restricted stock, including but not limited to vesting requirements, will lapse and those shares will be immediately transferable and no longer subject to forfeiture; and (iii) any then outstanding performance units will become fully vested and immediately payable in an amount equal to the greater of the maximum amount payable under the performance unit, multiplied by a percentage equal to the percentage that would have been earned assuming the rate at which the performance goals had been achieved as of the date of the change in control continued until the end of the performance period, or the maximum payable under the performance unit multiplied by the percent of the performance period completed as of the time of the change in control.

In addition, if a named executive officer is terminated for cause (as defined below), then all outstanding options under our equity plans, whether or not exercisable, will terminate immediately. If the named executive officer is terminated for any reason other than for cause, death, disability or retirement, to the extent then outstanding options are exercisable and subject to the provisions of the relevant option agreement, the options may be exercised by the officer or his personal representative within 60 days after the date of termination in the case of the 1999 Plan, or 90 days after the date of termination in the case of the 1993 Plan. In the event of retirement, a named executive officer may exercise exercisable options within one year after the date of retirement. In the event of a named executive officer’s death or disability while employed by the Company, all then outstanding options become fully vested and immediately exercisable, and may be exercised at any time within one year after the date of death or determination of disability.

Under the 1999 Plan, if a named executive officer’s employment is terminated for any reason other than death or disability prior to the expiration of the restriction period applicable to shares of restricted stock, the shares will be immediately forfeited and returned to us. In the event of death or disability prior to the expiration of the restriction period, any restrictions or other conditions, including vesting requirements, will immediately lapse. Under the 1999 Plan, if a named executive officer’s employment is terminated for any reason other than death, disability or retirement, the performance units held by the officer will terminate. In the event of disability, retirement or death prior to the expiration of the performance period for performance units, the 1999 Plan generally provides for a prorated payout after the end of the performance period in the case of disability or retirement, or after the end of the next ending performance period in the case of death.

Mr. Cortino’s Severance Arrangement

Mr. Cortino terminated employment with the Company effective January 28, 2007. In addition to the annual incentive plan compensation disclosed in the Summary Compensation Table above, Mr. Cortino received a severance payment of $113,233. The severance agreement also provides that the Company will pay Mr. Cortino’s premiums ($1,057 per month) pursuant to COBRA for a period of twelve months, through January 2008. Mr. Cortino’s vested stock options will remain exercisable pursuant to the terms of the Company’s 1999 Plan. The agreement also provides that Mr. Cortino will not compete with the Company, subject to certain conditions, or hire any Company employees for a period of three years from the effective date of his resignation.

The following table is intended to reflect projected potential payouts under our equity plans and employment agreements, other than those available generally on a nondiscriminatory basis to all salaried employees. The table provides for a range of potential separation events for each of the named executive officers other than Mr. Cortino, calculated as if the separation event occurred on December 31, 2006. The actual amounts to be paid can only be determined at the time of the actual event.

Name	Change in Control(1) ($)		Involuntary (Not for Cause) Termination ($)(2)		Retirement ($)	Death/Disability ($)
Nigel Travis
Salary	$ 1,520,000	(3)	$ 1,520,000	(3)	—	—
Stock Options(4)	$ 8,100,565		—		—	$ 8,100,565
Restricted Stock(5)	—		—		—	—
Performance Units(6)	$ 1,160,400		—		$ 1,160,400	$ 1,160,400
Totals:	$ 10,780,965		$ 1,520,000		$ 1,160,400	$ 9,260,965
J. David Flanery
Salary	—		—		—	—
Stock Options(4)	$ 1,424,667		$ 1,182,127		$ 1,182,127	$ 1,424,667
Restricted Stock(5)	$ 43,631		—		—	$ 43,631
Performance Units(6)	$ 174,060		—		$ 174,060	$ 174,060
Totals:	$ 1,642,358		$ 1,182,127		$ 1,356,187	$ 1,642,358
John H. Schnatter
Salary	—		—		—	—
Stock Options(4)	$ 5,599,565		$ 4,771,940		$ 4,771,940	$ 5,599,565
Restricted Stock(5)	$ 185,229		—		—	$ 185,229
Performance Units(6)	$ 870,300		—		$ 870,300	$ 870,300
Totals:	$ 6,655,094		$ 4,771,940		$ 5,642,240	$ 6,655,094
William M. Van Epps
Salary	—		$ 515,000	(7)	—	—
Stock Options(4)	$ 505,272		$ 258,987		$ 258,987	$ 505,272
Restricted Stock(5)	$ 29,648		—		—	$ 29,648
Performance Units(6)	$ 232,080		—		$ 232,080	$ 232,080
Totals:	$ 767,000		$ 773,987		$ 491,067	$ 767,000

(1)         Generally, pursuant to the plans and agreements, a change of control is deemed to occur if any person acquires 50% or more of the Company’s voting stock; if three or more members of the Board cease to be Directors (unless any replacement director is elected by a vote of either at least 75% of the remaining directors, or of at least 75% of the shares entitled to vote on such replacement); approval by our stockholders of a merger or consolidation of the Company which would result in the stock of the Company outstanding immediately prior to the merger not continuing to represent at least 50% of the voting stock outstanding immediately after the merger or consolidation; or a complete liquidation or sale of all or substantially all of the assets of the Company.

(2)         Termination for cause is generally defined under the equity plans as failure to render services to the Company amounting to gross neglect or insubordination, fraud or embezzlement, conviction of a felony or failing to contest a felony prosecution. Termination for cause under the employment agreements is generally defined as termination based on indictment or conviction of any felony or certain misdemeanors, acts or omissions involving willful misconduct, fraud or embezzlement, inability to perform duties in the Louisville, Kentucky area, failure to operate substantially within budget, or a material breach of the agreement.

(3)         Under Mr. Travis’ employment agreement, in the event the Company terminates his employment without cause, or he terminates his employment for good reason (including a change in control), Mr. Travis is entitled to receive severance in the amount of two year’s base salary if termination occurs within the first three years of employment, and one year’s base salary if termination occurs after three years of employment.

(4)         Assumed stock option value based on $29.01 per share, the closing price of our common stock at fiscal year end, less the exercise price per share.

(5)         Assumed 2006 performance-based restricted stock grant awarded at target in cases of change-in-control and death/disability. Assumed values for Mr. Flanery were 1,504 shares at $29.01 per share; for Mr. Schnatter, 6,385 shares at $29.01 per share; and for Mr. Van Epps, 1,022 shares at $29.01 per share.

(6)         Assumed 2005 performance unit grant valued at 200% payout based on performance at 2006 fiscal year end. Assumed 2006 performance unit grant valued at no payout based on ranking below the 40th percentile at 2006 fiscal year end. Assumed values for Mr. Travis were 20,000 performance units at 200% payout with a share price of $29.01; for Mr. Flanery, 3,000 performance units at 200% payout with a share price of $29.01; for Mr. Schnatter, 15,000 performance units at 200% payout with a share price of $29.01; and for Mr. Van Epps, 4,000 performance units at 200% payout with a  share price of $29.01.

(7)         Under his employment agreement, in the event of employment termination without cause, Mr. Van Epps is entitled to receive an amount equal to the greater of the base salary under the terms of the agreement or $515,000.

Director Compensation

We pay four primary components of compensation to our non-management directors: a cash retainer, meeting fees, committee chair fees, and stock options. In addition, Board members may from time to time receive fees for service on ad hoc committees. In addition, within five years of their election to the Board of Directors, all non-management directors are required to hold five times the standard annual cash retainer of $35,000, or $175,000, in our common stock. Mr. Barnett, Mr. Cole, Ms. Kirtley, Mr. Oney, and Mr. Street have attained the required ownership level. Mr. Guarascio has until 2008 and Mr. Hatab has until 2011 to attain the required level.

In 2006, market competitiveness for all of the components was reviewed by McDaniel and Associates. Based on their recommendations, we established 2006 director compensation levels. During the summer of 2006, Mercer Human Resource Consulting, the compensation consultant retained by the Compensation Committee, also reviewed director compensation. The peer groups analyzed differ in composition from the groups used for executive compensation purposes since they better reflect the skills and experience considered relevant for directors of the Company.

Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their service in their capacity of director. The following table sets forth the types and amounts of compensation paid to our directors:

Annual Retainer:	Standard	$35,000
	Audit Committee Chair	$50,000
	Other Committee Chair	$45,000
Meeting Fees:	In-person Board meeting	$ 2,000
	Telephonic Board meeting	$ 1,000
	In-person Committee meeting	$ 1,500
	Telephonic quarterly Audit Committee meeting	$ 1,500
	Other telephonic Committee meeting	$ 750
Annual Stock Option Grant (1)		11,289

(1)         Stock options granted to directors in 2006 have a five-year term with cliff vesting on the second anniversary of the grant date. The annual stock option grant award level is determined annually by the Board of Directors.

Non-management directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board or committee service.

The following table sets forth the compensation paid to directors during 2006:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
F. William Barnett	84,250	75,329	—	159,579
Norborne P. Cole Jr.	98,750	75,329	—	174,079
Philip Guarascio	64,000	75,329	—	139,329
Olivia F. Kirtley	95,500	75,329	—	170,829
John O. Hatab (2)	33,167	20,910	—	54,077
Jack A. Laughery (3)	35,250	(25,425)	—	9,825
Wade S. Oney	51,000	71,002	—	122,002
William M. Street	65,750	75,329	—	141,079

(1)  The full grant date fair value of the 2006 option awards to non-employee directors was $101,029 per director (with the exception of Mr. Hatab, whose value was $79,967 due to the pro rata award granted on his first day as a director) or $8.95 per option. The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the 2003 Stock Option Plan for Non-Employee Directors and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K. The amount in the Option Awards column for Mr. Oney reflects the fact that he commenced service as a non-employee director on June 22, 2005, and his compensation as a director commenced at that time, which resulted in a prorated grant for that year.  The following chart sets forth unvested option awards held by each director in the table above as of December 31, 2006; all vested options held by these directors have been exercised.

Name	Number of Unvested Options
F. William Barnett	28,289
Norborne P. Cole, Jr.	28,289
Philip Guarascio	28,289
Olivia F. Kirtley	28,289
John O. Hatab	9,408
Wade S. Oney	25,459
William M. Street	28,289

(2)  John O. Hatab became a director on June 22, 2006. Amounts in the Fees Earned or Paid in Cash column reflect Mr. Hatab’s pro rata portion of the annual retainer and meeting fees.

(3)  Jack A. Laughery passed away on August 20, 2006, and 17,000 unvested stock options were forfeited at that time. Expenses recorded for unvested stock options granted prior to his death have been reversed resulting in the negative value in the table above.

In addition, for 2006, a nonqualified deferred compensation plan was available to all of our directors. Directors can elect to defer their annual retainers and meeting fees (up to 100%)

into a deferred compensation plan that offers deemed investments in certain publicly-available mutual funds or our common stock, as is the case for our executives and other eligible employees. We do not contribute to director accounts in the deferred compensation plan, but do pay certain administrative costs of the plan.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Generally

In general, the Audit Committee will review matters that involve a possible conflict of interest. The Audit Committee reviews and approves related person transactions (as defined below) and such other transactions that may be required to be approved by law or regulation or policies adopted by the Board or the Audit Committee from time to time.

In accordance with Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, the Company considers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” had, has or will have a direct or indirect material interest to be a “related person transaction.”  A “related person” means:

• any person who is, or at any time during the applicable period was, an executive officer or a director of the Company or a nominee for director;

• any person who is known to the Company to be the beneficial owner of more than 5% of our common stock;

• any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister in-law of the director, nominee for director, executive officer, or more than 5% beneficial owner of the common stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer, or more than 5% beneficial owner of the common stock; and

• any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

When a new related person transaction is identified, it is brought to the Audit Committee for review and approval or ratification. The Audit Committee considers the recommendation of the employees directly involved in the transaction, if any, and the recommendation of management. However, many transactions that constitute related person transactions are ongoing and some arrangements predate any relationship with the director or officer or predate the director’s or officer’s relationship with the Company. When a transaction is ongoing, any amendments or changes are reviewed for reasonableness and fairness to the Company.

Procedures for Identifying Possible Related Person Transactions

On an annual basis, each director, nominee for director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company then compiles a list of all such persons and entities, including all subsidiaries of the entities identified. Once the list of persons and entities has been compiled, it is distributed within the Company to identify any potential transactions. The Company’s accounting department compares the list to its records of Company payables and receivables.

All ongoing transactions, along with payment and receipt information, are compiled for each person and entity. The information is reviewed by our Chief Financial Officer, and any related person transaction identified through this process is presented to the Audit Committee in order to obtain approval or ratification of the transactions and to the Corporate Governance and Nominating Committee for review in connection with its recommendations to the Board on the independence determinations of a director or director nominee.

The Audit Committee and the Board also have approved a written policy regarding transactions that may occur between the Company and an entity in which Mr. John Schnatter has an investment. The purpose of that policy is to ensure that any goods or services which that entity may obtain or purchase from the Company will be at fair market value, or for services for which a fair price is not readily determinable, to ensure that each proposed service or transaction will be approved on a case by case basis for its entire fairness. The Company periodically reports to the Audit Committee regarding compliance with this policy. No such goods or services of the Company have been obtained or purchased by that entity.

Special Procedures for Franchisee Relationships

The Audit Committee and the Board have adopted special policies and procedures for consideration of restaurant development, acquisition and disposition transactions involving franchisees in which directors or executive officers of the Company, or their immediate families, have significant ownership, generally defined as ten percent or more. Under the policy, the Audit Committee ultimately must consider and determine whether to approve or disapprove any subject transaction involving a related party. Proposed acquisitions and dispositions of restaurants involving the Company and related parties must be evaluated in light of an appraisal by a reputable, disinterested third party. With respect to proposed new development by related parties, if the Company declines to exercise its right of first refusal, the policy requires that the opportunity be made available to qualified franchisees without related-party ownership. Similarly, with respect to a proposed acquisition of a restaurant by a related party from another franchisee, if the Company declines to exercise its right of first refusal, the Company must consider making recommendations concerning possible alternative, nonrelated-party franchisee parties. Finally, the policy requires that any proposed disposition of a restaurant by a related party to another franchisee must be disclosed to the Audit Committee, and must be approved by the Audit Committee if the proposed transaction includes any consideration by or from the Company outside the ordinary course of business with other franchisees. The Audit Committee has also used the procedures set forth in this policy to review the Company’s transactions with Hampton Airways, Inc., discussed under “Transactions with Related Persons” below.

Transactions with Related Persons

This section describes certain transactions during the fiscal year ended December 31, 2006 that involved directors and executive officers of the Company and their affiliates.

Franchise and Development Arrangements

Executive officers and directors of the Company hold equity interests in entities that are franchisees of the Company, as described in the table below. Some of those individuals acquired their interests before the Company’s 1993 initial public offering, and some of the entities in which they hold interests acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened. We have since entered into additional franchise and development agreements with non-employee directors and executive officers of the Company and entities in which they have equity interests, and may continue to do so in the future. Under the Company’s policy governing transactions with related-person franchisees, which is described above, any such franchise arrangements we enter into in the future will be on terms no more favorable to directors and officers than with independent third parties.

The following table describes franchise and development arrangements during 2006 between the Company and entities in which the Company’s executive officers and directors, as well as their immediate family members, had an equity interest as of the end of the fiscal year, except as otherwise noted, and the amount of royalties and franchise and development fees earned by or paid to the Company from those entities during 2006. Those franchisees also purchase various food and other products from the Company’s commissary system and may purchase from or through the Company certain goods and services, including insurance, needed to operate a Papa John’s restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity—Amounts Earned
Annette Schnatter (100%)	Joe K Corporation—Operates one restaurant in Louisville, Kentucky. Paid royalties of $41,257 in 2006. Annette Schnatter is John H. Schnatter’s wife.
John H. Schnatter (8.3%) (1) (until April 2006)	Sherfiz, Inc.—Operates one restaurant in Ohio. Paid royalties of $31,609 in 2006.
John H. Schnatter (8.0%) (1) (until April 2006)	Sherfiz II, Inc.—Operates one restaurant in Ohio and one in West Virginia. Paid royalties of $56,762 in 2006.
John H. Schnatter (8.0%) (1) (until April 2006)	P.J. Cambridge, Inc.—Operates one restaurant in Ohio and two in West Virginia. Paid royalties of $77,407 in 2006.
Charles W. Schnatter (31.3%) Richard J. Emmett (31.3%) Timothy C. O’Hern (37.4%)

Capital Pizza, Inc.—Operates 19 restaurants in Illinois, Indiana and Kentucky. Franchise and development fees earned by the Company in 2006 from this franchisee were $15,000. Paid royalties of $481,166 in 2006. Messrs. Schnatter, Emmett and O’Hern are executive officers of the Company.

Wade S. and Elizabeth Oney (95.0%)	Bam-Bam Pizza, Inc.—Operates 21 restaurants in Florida. Paid royalties of $870,125 in 2006. Elizabeth Oney is Mr. Oney’s wife.
Wade S. Oney (95.0%)	L-N-W Pizza, Inc.—Operates 12 restaurants in Florida. Paid royalties of $560,332 in 2006.
Wade S. Oney (50.0%) Richard Brown (50.0%)	Brown’s Pizza, Inc.—Operates two restaurants in Florida. Paid royalties of $81,669 in 2006. Richard Brown is Mr. Oney’s father-in-law.
Wade S. Oney (35.0%)	Eagle Eye Pizza, Inc.—Operates three restaurants in Oregon. Paid royalties of $81,357 in 2006.
Wade S. Oney (46.2%) Randy Oney (1.0%)	Oney Bayside, LLC—Operates 12 restaurants in Florida. Paid royalties of $330,457 in 2006. Randy Oney is Wade Oney’s brother.

Name and Percentage Owned	Franchise Entity—Amounts Earned
Jack A. Laughery (12.0%) (2)	PJ United, Inc. and subsidiaries—Operate 116 restaurants in Alabama, Louisiana, Ohio, Texas, Utah and Virginia. Paid royalties of $3,454,651 in 2006.
Jack A. Laughery (21.2%) (2)	PJIOWA, L.C.—Operates 22 restaurants in Iowa and two restaurants in Illinois. Paid royalties of $631,496 in 2006.
Jack A. Laughery (18.7%) (2) Helen Laughery (3.3%) Brenda Weinke (1.7%) Kelly Laughery (1.7%) M. Christine Laughery (1.7%) Sarah McCauley (1.7%)

Houston Pizza Venture, LP—Operates 53 restaurants in Texas. Franchise and development fees earned by the Company in 2006 from this franchisee were $6,000. Paid royalties of $1,453,430 in 2006. Helen Laughery is Mr. Laughery’s widow, and the other persons named are his daughters.

(1)         Mr. John H. Schnatter, Founder and Executive Chairman of the Company, divested his entire interest in each of those entities in April 2006; figures reported are for the full year 2006.

(2)         Mr. Laughery was a director of the Company until the time of his death in August 2006; ownership percentages are as of August 2006, and the dollar figures reported are for the full year 2006.

Other Transactions

During 2006, the Company paid $80,000 to Hampton Airways, Inc. (“Hampton”), for charter aircraft services. Hampton’s sole shareholder is John H. Schnatter, the Company’s Executive Chairman. The Company periodically reviews pricing data from other, independent air charter services and, on that basis, believes that the discounted rates charged by Hampton to the Company are at or below rates that the Company could obtain from the independent third parties for similar aircraft.

Nigel Travis, Chief Executive Officer and President of the Company, was employed until 2004 as President and Chief Operating Officer of Blockbuster Inc., a provider of in-home rental and retail movie and game entertainment. In connection with his departure from Blockbuster, Mr. Travis entered into a separation agreement with Blockbuster, all prior to his recruitment by the Company. In addition to providing for certain severance payments and other consideration, the agreement included certain restrictions until March 2007 on Mr. Travis’ ability to affiliate with any business that competes with Blockbuster by providing home entertainment to consumers. During 2005, the Company entered into an agreement with Blockbuster, negotiated on an arms-length basis, related to a joint promotion of the Company’s and Blockbuster’s respective online programs and services. In 2006, we entered into an agreement with Blockbuster, negotiated on an arms-length basis, in which we sublease space from Blockbuster for three restaurants in Chicago, Illinois. These restaurants are connected to Blockbuster stores, and we conduct certain joint marketing initiatives with Blockbuster in connection with these stores. Future joint marketing and development of connected stores with Blockbuster depends upon the results of these test stores.

In July 2006, Capital Pizza, Inc., a franchisee owned by three executive officers of the Company, Charles W. Schnatter, Richard J. Emmett and Timothy C. O’Hern, opened one new restaurant. We entered into a standard franchise agreement with Capital Pizza, Inc. for this store, and the Company provided no incentives or special consideration in connection with the transaction.

In 2005, pursuant to an agreement made in 2001, we sold five restaurants to an operations vice president, who resigned from the Company upon completion of the sale. Capital Delivery, Ltd., a wholly-owned subsidiary of the Company, provided short-term financing of the purchase price. We received $1.3 million from the buyer in the first quarter of 2006.

In 2004, a franchisee, PJ United, Inc., sold 13 restaurants in one market area to another franchisee, and Capital Delivery, Ltd. provided financing to the other franchisee related to the transaction on terms, including interest rate and collateral security, reached after arms-length negotiation. In addition, the Company agreed to waive certain royalties due from the purchaser, which in 2006 totaled $295,000. Separately, in May 2005 PJ United sold an additional 14 restaurants in another market to a franchisee, and the Company agreed to waive certain royalties due from the purchaser, which in 2006 totaled $70,000. Jack A. Laughery, a former member of our Board of Directors, who died in August 2006, held a 12.0% ownership interest in PJ United.

In 1999, the Papa John’s Franchise Advisory Council, an advisory group comprised of certain Papa John’s franchisees that meets periodically to discuss issues of importance to the Company and its franchisees, initiated a program that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis. Certain franchisees of the Company formed a corporation, BIBP Commodities, Inc. (BIBP), that purchases cheese at the prevailing market price and sells it to the Company’s distribution subsidiary, PJ Food Service, Inc. (PJFS), at a fixed quarterly price based in part upon historical average market prices. PJFS in turn sells cheese to Papa John’s restaurants at a set quarterly price. The purchase of cheese by PJFS from BIBP is not guaranteed. Capital Delivery, Ltd., has made available a $17.6 million line of credit to BIBP to fund cash deficits as they may arise; as of December 31, 2006, there was no outstanding balance under the line. The shareholders of BIBP include Wade S. Oney (9.09%) and PJ United, Inc. (18.18%), a franchisee entity owned in part at the time of his death by Jack A. Laughery, a member of our Board of Directors at the time of his death. BIBP has paid its shareholders a total annual dividend equal to eight percent of each shareholder’s initial investment; payment of future dividends is at the discretion of BIBP’s board of directors and will depend upon the financial condition of BIBP and general business conditions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board represents and assists the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries, including the appointment, compensation, retention and oversight of the work of the independent auditor, and oversees the performance of the internal auditing function. The Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company’s independent auditors. Each member of the Committee is independent as determined by the Company’s

Board of Directors, based upon applicable laws and regulations and NASDAQ listing standards.

In fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements (including any required management certifications), and the Company’s quarterly earnings announcements, prior to issuance. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States and for providing their judgments as to the quality, not just the acceptability, of the Company’s accounting principles.

During 2006, Company management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent auditors of matters required to be discussed with the Committee by Statement on Auditing Standards (SAS) No. 61, as amended. The Audit Committee also discussed with the independent auditors matters relating to their independence from management and the Company, including the written disclosures from the independent auditors required by Independence Standards Board (ISB) Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee pre-approved all audit and non-audit fees paid to the independent auditors.

The Audit Committee discussed with the Company’s independent auditors and the Company’s internal audit management the overall scope and plans for their audits. The Audit Committee meets with both the independent auditors and the Company’s internal audit management to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Audit Committee also meets in separate executive sessions periodically with the Company’s independent auditors, internal auditors, Chief Financial Officer and General Counsel, as well as in private sessions.

In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE

Olivia F. Kirtley, Chairman
F. William Barnett
John O. Hatab
William M. Street

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

ITEM 2, RATIFICATION OF THE SELECTION
OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 30, 2007. Ernst & Young has audited the Company’s financial statements since 1991. Fees paid to Ernst & Young by the Company for each of the last two fiscal years, in each of the following categories, were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2006	December 25, 2005
Audit Fees	$ 957,842	$ 728,216
Audit-Related Fees	10,710	74,889
Tax Fees	139,798	82,997
All Other Fees	—	—
Total	$ 1,108,350	$ 886,102

Fees for audit services included fees associated with the annual audit of the Company and certain subsidiaries and the reviews of the Company’s quarterly reports on Form 10-Q, a consent letter in connection with the Company’s Uniform Franchise Offering Circular and letters issued concerning debt compliance. Audit-related services included audits of an employee benefit plan and other related entities. Tax fees included tax compliance and consultation services.

All audit-related, tax and other services for 2006 and 2005 were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young LLP was compatible with the maintenance of the auditors’ independence in the conduct of the auditing functions. The Audit Committee has adopted a policy that requires pre-approval of all services by the independent auditors. The policy also authorizes the Chairman of the Audit Committee to pre-approve non-audit services at or below a certain dollar threshold, provided that the Chairman promptly notifies the other members of the Audit Committee of the approved engagement. Individual engagements anticipated to exceed the dollar threshold must be separately approved.

Representatives of Ernst & Young will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders.

The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board’s selection of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

OTHER BUSINESS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s Annual Meeting, the written proposal must be received by the Company no later than December 11, 2007. Such proposals also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year’s Annual Meeting, written notice must be received by the Company not less than 60 nor more than 90 days prior to the scheduled date of the meeting. All stockholder proposals also must comply with certain requirements set forth in the Company’s Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company’s principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006, accompanies this Proxy Statement.

By Order of the Board of Directors

RICHARD J. EMMETT
Senior Vice President, General Counsel and
Secretary
Louisville, Kentucky
April 9, 2007

VOTE BY TELEPHONE
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VOTE BY INTERNET
Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
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You can vote by telephone or the Internet at any time prior to 11:59 p.m. EDT on May 9, 2007.
You will need the number printed in the box below to vote by telephone or the Internet.

If you vote by telephone or over the Internet, please do not mail your proxy card.

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Proxy card must be signed and dated below.

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PAPA JOHN’S INTERNATIONAL, INC. P.O. Box 99000, Louisville, Kentucky 40269-0900 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders

The undersigned, a stockholder of PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby constitutes and appoints RICHARD J. EMMETT and CLARA M. PASSAFIUME, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company as instructed herein that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s corporate offices at 2002 Papa John’s Boulevard, Louisville, Kentucky, on Thursday, May 10, 2007, at 11:00 A.M. (E.D.T.) and at any adjournment or postponement thereof.  The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.  The undersigned hereby revokes all proxies heretofore given.  The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 9, 2007, and a copy of the Company’s Annual Report for the fiscal year ended December 31, 2006.

Signature	Date

Signature (if held jointly)	Date

Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting.  If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

ê   Please fold and detach card at perforation before mailing.   ê

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PAPA JOHN’S INTERNATIONAL, INC.                                                     PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN.  UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1 AND “FOR” THE PROPOSAL SET FORTH IN ITEM 2.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

1.	Election of the following class of director nominees for three-year terms expiring in 2010:
	Nominees:	(1) F. William Barnett	(2) Norborne P. Cole, Jr.	(3) John O. Hatab	(4) William M. Street

	☐ FOR the above-named nominees	☐ WITHHOLD AUTHORITY to vote for the above-named nominees
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	Ratification of the Selection of Independent Auditors: To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the 2007 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

PARTICIPANT NOTICE

PAPA JOHN’S INTERNATIONAL, INC. 401(K) PLAN

April 9, 2007

Dear Plan Participant:

Enclosed are the 2006 Annual Report and the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting of Stockholders of Papa John’s International, Inc. to be held on May 10, 2007.

As a vested participant in the Papa John’s International, Inc. 401(k) Plan (the “Plan”) with shares of Papa John’s International, Inc. common stock allocated to your account, you may instruct Papa John’s International, Inc., as Plan Sponsor (the “Plan Sponsor”) how to direct Principal Trust Company, the Plan trustee (the “Plan Trustee”), to vote your allocated shares. Your directions are requested by the Plan Sponsor regarding a proxy form solicited by the Board of Directors of Papa John’s and, when returned, your directions will authorize the Plan Sponsor to direct the Plan Trustee to execute the proxy form. The shares allocated to your account will be voted in the manner specified on the enclosed proxy card. The proxy card should be returned in the postagepaid envelope provided.

Shares allocated to your account in the Plan as of March 23, 2007 will be voted by the Plan Trustee at the direction of the Plan Sponsor in the manner specified on the enclosed proxy card. If the enclosed proxy card is returned without specific voting instructions or not received properly executed by May 7, 2007, shares allocated to your account will not be voted.

The Plan Sponsor will direct the Plan Trustee to grant its proxy as specified on the properly executed and timely received proxy cards and in accordance with the accompanying proxy statement including authorizing the proxies to vote according to their judgment with respect to any other business that may properly come before the meeting.

The enclosed proxy card must be received by National City Bank , P.O. Box 535300, Pittsburgh, PA 15253 on or before May 7, 2007.

Papa John’s International, Inc., as Plan Sponsor